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                                                                    EXHIBIT 23.1

                               CONSENT OF KPMG LLP

The Board of Directors
BancorpSouth, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-28081) on Form S-4 (Post-Effective Amendment No. 7) of BancorpSouth, Inc. of our report dated January 18, 2001, with respect to the consolidated balance sheets of BancorpSouth, Inc. and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of income, shareholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2000, which report appears in the annual report on Form 10-K of BancorpSouth, Inc. and to the reference to our firm under the heading "Experts" in the Prospectus.


/s/ KPMG LLP


Memphis, Tennessee
March 25, 2002